CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of this 1st day of June 2010, between Shrink Nanotechnologies, Inc., a Delaware corporation (the "Company"), and Equire, LLC, a Kentucky limited liability company (the "Consultant") and shall be effective upon execution by the Company and the Consultant (the "Effective Date").  The Company and the Consultant are each a “Party” and shall collectively be referred to herein as the “Parties.”

The Consultant has a long history of experiences and successes in a business area which shall broadly be referred to as the “quantum dot manufacturing and usage field,” and this field is of particular interest to the Company.  The Company wishes to retain the Consultant in a consulting capacity for the Company’s wholly owned subsidiary, to be formed, Shrink Solar, LLC (“Shrink Solar”), and the Consultant desires to perform such consulting services. Accordingly, the Parties agree as follows:

1.           Services.  The Consultant will advise the Company's management, employees and agents, at reasonable times, in matters related to the relevant field of interest (which shall be defined and limited to the Description of Services on Exhibit A) (collectively referred to herein as “Field of Interest”), as requested by the Company and set forth in Exhibit A attached hereto.  Consultant will provide consulting services as reasonably requested by the Company and as the Consultant’s schedule permits.    Consultation may be sought by the Company over the telephone, in person, at the Company's offices or another reasonable location or through written correspondence, and will involve reviewing activities and developments in the Field of Interest.  Additionally, Consultant may be requested to attend, to the extent Consultant’s schedule permits, one or more in person meetings from time to time upon reasonable notice being given to the Consultant, in keeping with the terms of this Agreement.

2.           Term and Termination.  The term of this Agreement will begin on the Effective Date of this Agreement and will end on the first year anniversary of this Agreement or upon earlier termination as provided below (the "Term"); provided, however, that the Term may be renewed, by mutual consent of the Parties, for successive annual periods. This Agreement may be terminated at any time upon thirty (30) days written notice by either party.  The Consultant agrees, following the termination of this Agreement or upon earlier request by the Company, to promptly return all drawings, tracings, and all visual or written materials in the Consultant’s possession that were supplied by the Company in conjunction with the Consultant’s consulting services under this Agreement, or generated by the Consultant in the performance of consulting services under this Agreement.

3.           Compensation.  Consultant shall receive compensation upon entering into this Agreement as follows:

3.1           Consultant shall be compensated a fee value of $6,000.00 per month (“Monthly Fee”) for all work requested to be performed by the Company.  Monthly Fees shall be paid on the first day of each month, in advance for a respective monthly period, during the effectiveness of this Agreement, and commencing on the Effective Date.  The Parties agree that work assignments, if and as they come along, will be made by the Company on an as needed basis and shall be within budgets agreed to in advance so as to avoid payment dispute.  Monthly Fees shall be paid in the form of Company common stock, based on a number of Company common shares derived by dividing $6,000 by the last trading price (reported by Bloomberg LLC) for the Company’s common stock as of the trading day immediately preceding the commencement of a respective month (which for the month of June, the initial Monthly Fee period, shall be based on the Monday May 31, 2010 trading day).

3.2.1           Consultant understands that any common shares, and any securities issued in respect thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

3.2           The Company shall reimburse the Consultant for all pre-approved and reasonable expenses incurred in the performance of this Agreement, including, e.g., travel, lodging, meals and other approved expenses.

4.           Certain Other Contracts.  Company is aware that Consultant is involved in several professional engagements with various commercial entities.  The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.  The consulting work performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of the any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.  The Consultant has disclosed and, during the Term, will disclose to the President of the Company any conflicts between this Agreement and any other relevant agreements binding the Consultant.

5.           Direction of Projects and Inventions to the Company. Subject to the Consultant's obligations under any confidentiality or other written obligations to third parties (in other words, entities other than the Company), during the Term of this Agreement, the Consultant will use his best efforts to disclose to the President of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest (collectively "New Discoveries"), whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

6.           Inventions Discovered by the Consultant While Performing Services Hereunder. The Consultant will promptly and fully disclose to the President of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Invention") made, conceived, developed, or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder, whether for the Company or any subsidiary or affiliate of the Company. The Consultant hereby assigns to the Company all of his right, title and interest in and to any such Inventions. The Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's or any subsidiary’s or affiliates’ rights under this paragraph. This Section 6 will survive the termination of this Agreement.

7.           Confidentiality.

7.1           The Consultant acknowledges that, during the course of performing his services hereunder, the Company (which, for purposes of this Section 7 shall be deemed to be defined as the Company and any subsidiary of the Company) will be disclosing information to the Consultant, and the Consultant will be developing information related to the Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.  The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.  The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.  The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, (iii) becomes available to the relevant party on a non-confidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.  The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.  Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 until sixty (60) months after the Effective Date.

7.2           If the Consultant has a conflict of interest, or potential conflict of interest, with respect to any matter presented at a meeting, he shall excuse himself from the discussion of such matter and at the time of the execution of this Agreement, Consultant shall disclose and describe all potential conflicts of interest that may arise from the execution of this Agreement with respect to prior engagements Consultant is a party to.

8.           [Reserved.]

9.           Use of Name. It is understood that the name of the Consultant will appear in disclosure documents required by securities laws, and in other regulatory, administrative filings and public relations materials in the ordinary course of the Company's business. The above-described uses will be deemed to be acceptable uses.

10.           No Conflict: Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

11.           Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

In the case of the Company:	In the case of the Consultant:

Shrink Nanotechnologies, Inc.	Equire, LLC
2038 Corte del Nogal, Suite 110
Carlsbad, California 92011

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

12.           Independent Contractor: Withholding. The Consultant will at all time be an independent contractor, and as such will not have authority to bind the Company. The Parties acknowledge that this Agreement is not a contract within the meaning of Section 2750 of the California Labor Code, and the Consultant is not an employee of the Company for any purpose under the California Labor Code.  Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

13.           Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

14.           Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15.           Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 4, 5, 6 and 7 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

16.           Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

17.           Review by Legal Counsel; Joint Drafting.  This Agreement has been drafted by both parties, each having had the benefit of and advice from their own independent legal counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Shrink Nanotechnologies, Inc.                                                                           Consultant

____________________________                                                               _____________________________
By: Mark L. Baum                                                                                                 By: Equire, LLC
Its: CEO